Exhibit 10.12(a)

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of October 30, 2001, by and between ROCKRESORTS INTERNATIONAL, LLC, a Delaware limited liability company ("ROCKRESORTS") and Edward Mace (hereinafter referred to as "EXECUTIVE").

RECITALS

1. ROCKRESORTS desires to employ EXECUTIVE to render services to it for the period and upon the terms and conditions provided for in this Agreement; and

2. EXECUTIVE wishes to serve in the employ of ROCKRESORTS for its benefit for the period and upon the terms and conditions provided for in this Agreement.

COVENANTS

NOW, THEREFORE, the parties hereto agree as follows:

    Employment.
      ROCKRESORTS hereby employs EXECUTIVE to serve as President of ROCKRESORTS (and President of "Vail Resorts Lodging Company," as a d/b/a of ROCKRESORTS) on the terms and conditions set forth herein. In such capacity, EXECUTIVE shall have the responsibilities and authority to direct all facets of the branded hospitality operations of ROCKRESORTS, all facets of the non-branded hospitality operations of Vail Resorts, Inc. and its subsidiaries, all facets of the operations of the Vail Marriott (located in Vail, Colorado), and such other things normally associated with and not inconsistent with such position, subject to the supervision and control of the Board of ROCKRESORTS (the "Board") and the Chairman of the Board of ROCKRESORTS (the "Chairman").
      EXECUTIVE accepts employment by ROCKRESORTS and agrees that, during the term of his employment, he will devote substantially all his time during normal business hours and best efforts to the performance of his duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of his ability. EXECUTIVE further agrees that, during the term of this Agreement, he will not, without the prior written consent of the Chairman, directly or indirectly engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of his personal services, except EXECUTIVE may continue to serve as a director of BRE Properties and/or hold other reasonable outside directorships so long as the same does not interfere with the performance of his duties or create a conflict of interest under this Agreement. The restriction in this paragraph will not preclude EXECUTIVE from having passive investments, and devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with EXECUTIVE's obligations hereunder), in any business or enterprise which is not in competition with any business or enterprise of ROCKRESORTS or any of its subsidiaries or affiliates (collectively, the "Companies"), nor will the restriction in this paragraph restrict EXECUTIVE from devoting reasonable time to personal activities or endeavors (so long as such does not create a conflict of interest or interfere with EXECUTIVE's obligations hereunder).
      EXECUTIVE shall be a non-voting member of the Board. EXECUTIVE shall report directly to the Chairman. The primary place of business of ROCKRESORTS shall be Denver, Colorado, and accordingly, EXECUTIVE shall keep his primary place of business in Denver, Colorado, with approximately 80% of his time to be based in Denver and approximately 20% to be based in Vail and Avon, Colorado and environs, with such minor fluctuations in such division between Denver and the Vail area from time to time as may be appropriate and allowing for such times as EXECUTIVE in the performance of his duties hereunder needs to devote for business travel for the operation and development of the business of ROCKRESORTS.
    Compensation.

    For all services rendered by EXECUTIVE to or on behalf of the Companies, ROCKRESORTS shall provide to EXECUTIVE, subject to any and all withholdings and deductions required by law, the following:

      Base Salary. EXECUTIVE shall receive regular compensation at the initial rate of $375,000.00 (the "Base Salary"), payable in accordance with the normal payroll practices of ROCKRESORTS. Executive's Base Salary shall be reviewed annually by the Chairman of the Board. Any increases or decreases in such Base Salary shall be at the discretion of the Chairman, and EXECUTIVE acknowledges that the Chairman and the Board are not obligated to make any increases. Executive's Base Salary shall not be lowered from the initial Base Salary set forth above during the term of this Agreement without his written consent.
      Bonuses, Stock Options, etc. EXECUTIVE shall also be considered annually for bonuses (with a target of 50% up to a maximum of 65% of salary), and/or stock options based upon his performance in light of objectives established by the Chairman, it being understood that any such awards are at the discretion of the Chairman. In the first year of the term of this Agreement, any bonus shall be based on such criteria as may be established by the Chairman after consultation with EXECUTIVE, and in any year thereafter, any bonus shall be based on such financial performance criteria as may be established by the Chairman after consultation with EXECUTIVE.

      Notwithstanding the above, EXECUTIVE shall be granted the option to buy 100,000 shares of common stock of Vail Resorts, Inc. through the Vail Resorts, Inc. 1999 Long Term Incentive and Share Award Plan or other available equity plan (" Option Plan") upon terms as specifically set forth in the Vail Resorts, Inc.'s standard stock option agreement, which terms shall include vesting over three years (with the first anniversary being the first anniversary of the start date of EXECUTIVE and an exercise price equal to the closing market price on the start date; the stock option agreement shall provide that all outstanding options of the initial grant shall vest automatically upon a change of control of ROCKRESORTS. For this purpose, a "change of control of ROCKRESORTS" shall be defined as occurring when a person or entity other than Vail Associates, Inc. (or any successor) or its affiliates acquires any of the following: (i) direct ownership of more than 50% of the outstanding voting stock of Vail RR, Inc., the parent corporation of ROCKRESORTS, entitled to vote for the election of directors generally, or (ii) direct ownership of more than 50% of the outstanding Class A membership interests in ROCKRESORTS, or (iii) all or substantially all of the assets of ROCKRESORTS from ROCKRESORTS.

      EXECUTIVE shall be eligible to participate in annual option grant(s), if any, made by the Board of Vail Resorts, Inc. under the Option Plan at an exercise price equal to the closing market price on the day of the grant, if made by the Board, all subject to the terms of the applicable stock option agreement.

      Insurance. EXECUTIVE shall also receive, at ROCKRESORTS's expense, health, medical, dental, long-term disability and life insurance pursuant to such plans as are from time to time adopted by the Board and as are available to or substantially equivalent to those insurance benefits available to Vail Resorts, Inc. senior executives generally.
      Expense Reimbursement; Club Memberships. EXECUTIVE shall have a travel and entertainment budget which is reasonable in light of his position and responsibilities and shall be reimbursed for all reasonable business-related travel and entertainment expenses incurred by him thereunder upon submission of appropriate documentation thereof. EXECUTIVE shall be entitled to the use of ROCKRESORTS' products and services at no charge to EXECUTIVE, except as with respect to any personal incidental charges.

      EXECUTIVE shall also, subject to applicable rules in effect from time to time, be entitled during the term of employment to the benefits of a family membership at the Beaver Creek Club and Red Sky Ranch Golf Club, provided that EXECUTIVE shall not actually be a member of such Clubs and in no event shall EXECUTIVE be entitled to any claim of reimbursement for any initiation or similar fees. EXECUTIVE shall be solely responsible for the payment of any and all charges incurred at such facility(s), except only the payment of regular dues, which EXECUTIVE shall not be obligated to pay. In addition, EXECUTIVE shall receive the standard ski season benefits on the same terms afforded from time to time to Vail Resorts, Inc. senior executives generally (e.g. season ski pass).

      Relocation Reimbursement. ROCKRESORTS shall reimburse EXECUTIVE for all reasonable and customary documented relocation and moving expenses. Reimbursement shall be made to EXECUTIVE within 20 days of written request therefor accompanied by appropriate documentation of such expenses, and shall include repayment of (i) all reasonable costs of moving furniture and other possessions (including up to 2 automobiles) from two existing residences in California, and (ii) the cost of up to two coach class airfares per week through March 2002 for EXECUTIVE and his spouse to commute and travel between the greater San Francisco and Denver areas, and (iii) all costs incurred by EXECUTIVE in selling his primary residence in the San Francisco area, including brokers' commissions (up to 6% of sales price), legal fees and other customary closing costs (e.g. title insurance ).
      Housing Addendum. Substantially contemporaneously herewith, EXECUTIVE and ROCKRESORTS shall enter into an Addendum to this Agreement related to certain housing matters, which shall include a commitment by ROCKRESORTS to invest up to 50% of the purchase price of a residence not to exceed $900,000.00, upon EXECUTIVE'S request.
    Term and Termination.
      Term and Renewal. The "Effective Date" of this Agreement shall be October 25, 2001. Unless terminated earlier, as hereinafter provided, the term of this Agreement shall be for the period commencing with the Effective Date and continuing through October 25, 2003; provided, however, that unless either ROCKRESORTS or EXECUTIVE gives written notice of non-renewal to the other not less than 120 days prior to the then-current scheduled expiration date, this Agreement shall thereafter be automatically renewed for successive one-year periods.
      Termination for Cause. ROCKRESORTS, may terminate this Agreement at any time for cause by giving EXECUTIVE written notice specifying the effective date of such termination and the circumstances constituting such cause. For purposes of this Agreement, "cause" shall mean (i) any conduct involving dishonesty, gross negligence, gross mismanagement, the unauthorized disclosure of confidential information or trade secrets which has a material detrimental impact on the reputation, goodwill or business position of any of the Companies; (ii) gross obstruction of business operations or illegal or disreputable conduct by EXECUTIVE which materially impairs the reputation, goodwill or business position of any of the Companies, including acts of unlawful sexual harassment; or (iii) any action involving a material breach of the terms of the Agreement including, without limitation after 15 days' written notice and opportunity to cure to the Board's satisfaction, material inattention to or material neglect of duties. In the event of a termination for cause, EXECUTIVE shall be entitled to receive only his then-current Base Salary through the date of such termination and any fully vested stock options or shares and other applicable benefits generally available to terminated senior executives at Vail Resorts, Inc. (not to be deemed to include severance payments or salary continuation). Further, EXECUTIVE acknowledges that in the event of such a termination for cause, he shall not be entitled to receive any bonus for the year of termination.
      Termination Without Cause or Non-Renewal. ROCKRESORTS may terminate this Agreement at any time without cause, by giving EXECUTIVE written notice specifying the effective date of such termination. In the event of a termination without cause, or if ROCKRESORTS gives notice of non-renewal of this Agreement as provided in Section 3(a), and provided that EXECUTIVE executes a written release in connection with such termination substantially in the form attached hereto as Annex I (the "Release"), EXECUTIVE shall be entitled to receive (i) his then-current Base Salary through the date of such termination or non-renewal, (ii) in the event that the applicable Chairman of the Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination or non-renewal occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to Vail Resorts, Inc.'s senior executives generally, (iii) continuation of his then-current Base Salary through the first 18 months of the date of termination or non-renewal (unless such termination without cause takes place within the first 6 months of this Agreement, then such Base Salary continuation shall continue through the first 24 months of the date of termination), and (iv) any fully vested stock options or shares.
      Termination By Executive For Good Reason. EXECUTIVE shall be entitled to terminate this Agreement at any time for good reason by giving ROCKRESORTS not less than ninety (90) days prior written notice. For purposes of this Agreement, "good reason" shall mean (i) ROCKRESORTS shall breach its obligations hereunder in any material respect and shall fail to cure such breach within 60 days following written notice thereof from EXECUTIVE, (ii) ROCKRESORTS shall decrease EXECUTIVE's then current Base Salary without his consent and/or (iii) ROCKRESORTS shall effect a material diminution in EXECUTIVE's reporting responsibilities, titles, authority, offices or duties as in effect immediately prior to such change. In such event, provided that EXECUTIVE has executed the Release, EXECUTIVE shall be entitled to receive (w) his then-current Base Salary through the date of such termination, (x) in the event that the applicable Chairman of the Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to Vail Resorts, Inc.'s senior executives generally, (y) continuation of his then-current Base Salary through the first 18 months of the date of such termination (unless such termination for good reason takes place within the first 6 months of this Agreement, then such Base Salary continuation shall continue through the first 24 months of the date of termination), and (z) any fully vested stock options or shares.
      Termination By Executive Without Good Reason. EXECUTIVE may also terminate this Agreement at any time without good reason by giving ROCKRESORTS at least one hundred twenty (120) days prior written notice or notice of non-renewal as provided in Section 3 (a). In such event, provided that EXECUTIVE has executed the Release, EXECUTIVE shall be entitled to receive only his then-current Base Salary through the date of termination and any fully vested stock options or shares and other applicable benefits generally available to terminated senior executives at Vail Resorts, Inc. (not to be deemed to include severance payments or salary continuation). Further, EXECUTIVE acknowledges that in the event of such a termination without good reason, he shall not be entitled to receive any bonus for the year of termination.
      Termination Due To Disability. In the event that EXECUTIVE becomes permanently disabled (as determined by the Chairman and the Board in good faith according to applicable law), ROCKRESORTS shall have the right to terminate this Agreement upon written notice to EXECUTIVE; provided, however, that in the event that EXECUTIVE executes the Release, EXECUTIVE shall be entitled to receive (i) his then-current Base Salary through the date of such termination, (ii) in the event the applicable Chairman of the Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to Vail Resorts, Inc.'s senior executives generally, and (iii) continuation of his then-current Base Salary through the earlier of (x) the scheduled expiration date of this Agreement (but in no event less than 12 months from the date of disability) or (y) the date on which his long-term disability insurance payments commence. Further, EXECUTIVE shall be entitled to retain all fully vested stock options and shares pursuant to the terms of the applicable stock option agreement.
      Termination Due To Death. This Agreement shall be deemed automatically terminated upon the death of EXECUTIVE. In such event, provided EXECUTIVE's personal representative executes a release substantially in the form of the Release, EXECUTIVE's personal representative shall be entitled to receive (i) the EXECUTIVE's then-current Base Salary through such date of termination, and (ii) in the event that the applicable Chairman of the Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to Vail Resorts, Inc.'s senior executives generally. Further, EXECUTIVE's personal representative shall be entitled to retain any fully vested stock options pursuant to the terms of the applicable stock option agreement.
      Other Benefits. During any period in which EXECUTIVE is entitled to Base Salary continuation following termination or expiration of this Agreement under the terms of this Section 3, EXECUTIVE shall also be entitled to continuation of then-current health, dental and other insurance benefits for EXECUTIVE and his dependents, at ROCKRESORTS's expense. Except as expressly set forth in this Section 3, EXECUTIVE shall not be entitled to receive any compensation or other benefits in connection with termination of his employment.
      Payment of Salary Continuation. Payment of Base Salary following termination of this Agreement as required by this Section 3 shall be made in accordance with ROCKRESORTS' normal payroll practices; provided, however, that in the event of a breach by EXECUTIVE of the provisions of Sections 4, 5, 6 or 7 hereof, ROCKRESORTS shall be entitled to cease all such payments. No termination of this Agreement shall affect any of the rights and obligations of the parties hereto under Sections 4, 5, 6 and 7, but such rights and obligations shall survive such termination in accordance with the terms of such sections.
    Non-Competition.

    The provisions of this Section 4 shall apply for a period of one (1) year beginning with the date of termination of EXECUTIVE's employment with ROCKRESORTS pursuant to Section 3, subsection (b), (e) or (f). This Section 4 shall not apply in the event of termination of EXECUTIVE's employment with ROCKRESORTS pursuant to Section 3, subsection (c) or (d). During such period, EXECUTIVE will not, without the prior written consent of the Chairman, directly or indirectly, become associated, either as owner, employee, officer, director, independent contractor, agent, partner, advisor or in any other capacity calling for the rendition of personal services, with any individual, partnership, corporation, or other organization operating within the United States whose business or enterprise is primarily engaged in the operation of resort hotels (as opposed to urban or commercial hotels) and has operations consisting of 10 or more resort hotels; provided, however, that the foregoing shall not preclude EXECUTIVE from having passive investments in less than five percent (5%) of the outstanding capital stock of a competitive corporation which is listed on a national securities exchange or regularly traded in the over-the-counter market or which have been approved in writing by the Chairman. If, for any reason, any portion of this covenant shall be held to be unenforceable it shall be deemed to be reformed so that it is enforceable to the maximum extent permitted by law.

    Further, EXECUTIVE covenants and agrees that, during his employment by ROCKRESORTS and for the period of one year thereafter, EXECUTIVE will not solicit directly or indirectly for another business or enterprise any person who is a managerial or higher level employee of Vail Resorts, Inc. or any of its subsidiaries (including ROCKRESORTS) at the time of EXECUTIVE's termination.

    Document Return; Resignations.

    Upon termination of EXECUTIVE's employment with ROCKRESORTS for any reason, EXECUTIVE agrees that he shall promptly surrender to ROCKRESORTS all letters, papers, documents, instruments, records, books, products, and any other materials owned by any of the Companies or used by EXECUTIVE in the performance of his duties under this Agreement. Additionally, upon termination of EXECUTIVE's employment with ROCKRESORTS for any reason, EXECUTIVE agrees to immediately resign from, and execute appropriate resignation letters relating to, all officer, director, management or board positions he may have by reason of his employment or involvement with ROCKRESORTS, specifically including but not limited to the Board, the boards of any of the Companies and any other boards, districts, homeowner and/or industry associations in which EXECUTIVE serves at the direction of ROCKRESORTS (collectively the "Associations").

    Confidentiality.

    During the term of this Agreement, and at all times following the termination of EXECUTIVE's employment with ROCKRESORTS for any reason, EXECUTIVE shall not disclose, directly or indirectly, to any person, firm or entity, or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any confidential information or trade secrets of any of the Companies or the Associations.

    Non-Disparagement.

    For a period of five (5) years following the termination of EXECUTIVE's employment with ROCKRESORTS for any reason, EXECUTIVE agrees that he shall not make any statements disparaging of any of the Companies, the Board, and the officers, directors, stockholders, or employees of any of the Companies or the Associations. ROCKRESORTS shall similarly not disparage EXECUTIVE following such termination, it being understood that, subject to the terms of this Section 7, ROCKRESORTS and EXECUTIVE, as appropriate, may respond truthfully to inquiries from prospective employers of EXECUTIVE, or as may be required by any governmental or judicial body acting in their official capacity.

    Injunctive Relief.

    The parties acknowledge that the remedy at law for any violation or threatened violation of Sections 4, 5, 6, 7 and/or 9 of this Agreement may be inadequate and that, accordingly, either party shall be entitled to injunctive relief in the event of such a violation or threatened violation without being required to post bond or other surety. The above stated remedies shall be in addition to, and not in limitation of, any other rights or remedies to which either party is or may be entitled at law, in equity, or under this Agreement.

    Non-Assignability.

    It is understood that this Agreement has been entered into personally by the parties. Neither party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect hereto are expressly declared to be non-assignable and non-transferable, being based upon the personal services of EXECUTIVE, and any attempted assignment or transfer shall be null and void and without binding effect on either party; provided, however, that ROCKRESORTS may assign this Agreement to any affiliate or successor corporation.

    Complete Agreement.

    This Agreement constitutes the full understanding and entire employment agreement of the parties, and supersedes and is in lieu of any and all other understandings or agreements between ROCKRESORTS and EXECUTIVE. Nothing herein is intended to limit any rights or duties EXECUTIVE has under the terms of any applicable stock option, incentive or other similar agreements.

    Arbitration.

    Other than the parties right to seek injunctive relief in accordance with Section 8 of this Agreement, any controversy or claim arising out of or in relation to this Agreement or any breach thereof shall be resolved by final and binding arbitration, in accordance with the rules for contractual disputes, by the Judicial Arbiter Group ("JAG"), Denver, Colorado, and judgment on the award rendered may be entered in any court having jurisdiction. In the event that any controversy or claim is submitted for arbitration hereunder relating to the failure or refusal by ROCKRESORTS or EXECUTIVE to perform in full all of its obligations hereunder, ROCKRESORTS or EXECUTIVE, as applicable, shall have the burden of proof (as to both production of evidence and persuasion) with respect to the justification for such failure or refusal. The arbitrator(s) shall award the prevailing party its reasonable attorneys' fees and costs. The arbitrator(s) shall not have the power to direct equitable relief.

    Amendments.

    Any amendment to this Agreement shall be made only in writing and signed by EXECUTIVE and ROCKRESORTS by an authorized representative.

    Governing Law.

    The internal laws of the State of Colorado law shall govern the construction and enforcement of this Agreement.

    Notices.

    Any notice required or authorized hereunder shall be deemed delivered with deposited, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the parties as follows:

    Mr. Edward Mace

    364 Ethel Avenue

    Mill Valley, Ca 94941

    Rockresorts International LLC

    % Vail Resorts, Inc., PO Box 7

    Vail, Colorado 81658

    Attn.: Chairman and CEO

    cc: General Counsel

    IN WITNESS WHEREOF, the parties or their duly authorized representatives hereto have executed this Agreement as of the day of first written above.

EMPLOYER: ROCKRESORTS INTERNATIONAL, LLC By: ________________________________ Its: ________________________________

EXECUTIVE ____________________________________ Edward Mace

  MUTUAL RELEASE

  This mutual release (this "Release") is entered into as of this__________day of ____________,____ (the "Release Date") by Ed Mace ("Employee"), on the one hand and Rock Resorts International, LLC ("ROCKRESORTS") on the other hand.

  Reference is hereby made to the employment agreement dated , 2001 (the "Employment Agreement") by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Employee and ROCKRESORTS. Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.
  Employee, for himself, his wife, heirs, executors, administrators, successors, and assigns, hereby releases and discharges ROCKRESORTS and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which Employee or his wife, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date. Employee acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and recision periods observed; (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee's employment at ROCKRESORTS and/or Employee's separation from ROCKRESORTS including, but not limited to, any claims in the nature of tort or contract claims, wrongful discharge, promissory estoppel, intentional or negligent infliction of emotional distress, and/or breach of covenant of good faith and fair dealing; enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release Employee is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. Employee accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.
  ROCKRESORTS hereby releases and discharges Employee, his wife, heirs, executors, administrators, successors, and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, which ROCKRESORTS ever had or may have at any time through the Release Date. ROCKRESORTS acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee's employment at ROCKRESORTS and/or Employee's separation from ROCKRESORTS, and (ii) any claim for attorneys' fees, costs, disbursements, or other like expenses. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release ROCKRESORTS is giving up all of its respective rights, claims, and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. ROCKRESORTS accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.
  This Release shall in no event (i) apply to any claim by either Employee or ROCKRESORTS arising from any breach by the other party of its obligations under the Employment Agreement occurring on or after the Release Date, (ii) waive Employee's claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of Employee's employment under the terms of the Employment Agreement, or (iii) waive Employee's right to indemnification under the by-laws of the Company.
  This Mutual Release shall be effective as of the Release Date and only if executed by both parties.

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated below.

ROCKRESORTS INTERNATIONAL, LLC
_____________________________________ Ed Mace	By: __________________________________
Date: ________________________________	Date: ________________________________